Amended Supplement dated May 24, 2018†

To the final pricing supplement dated March 28, 2018
product supplement EQUITY INDICES ARN-1 dated October 27, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016 (together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-206013

Deutsche Bank AG

Global Notes, Series A

Accelerated Return Notes®
Linked to the S&P 500® Index, due March 27, 2020

CUSIP: 25160N607

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final pricing supplement dated March 28, 2018 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on March 28, 2018, the first day of the Starting Value Determination Period, was 2,605.00.

The Starting Value Determination Period expired on April 30, 2018. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 2,581.88, which was the closing level of the Market Measure on April 2, 2018. This closing level is less than 2,605.00.

Therefore, the Starting Value for the notes is 2,581.88.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the "Risk Factors" sections beginning on page TS-7 of the Final Term Sheet, on page PS-6 of product supplement EQUITY INDICES ARN-1, on page PS-5 of the prospectus supplement and page 13 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

†	This amended and restated supplement amends and restates the supplement dated May 17, 2018 in its entirety.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated March 28, 2018: https://www.sec.gov/Archives/edgar/data/1159508/000095010318004144/dp88993_424b2-psarn117.htm

•	Product supplement EQUITY INDICES ARN-1 dated October 27, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315008350/dp58448_424b2-arn.htm

•	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016: https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to "we," "us," "our," or similar references are to Deutsche Bank AG.